EXHIBIT 99.1

The Michaels Companies Announces Second Quarter Fiscal 2016 Financial Results

  Total net sales increased 7.7%, or 8.1% on a constant currency basis
  Comparable store sales increased 0.7%, or 1.0% on a constant currency basis
  Operating income of $87.1 million and diluted EPS of $0.17
  Management provides updated guidance for fiscal 2016 adjusted diluted EPS to be between $1.92 and $1.98

IRVING, Texas, Aug. 25, 2016 (GLOBE NEWSWIRE) -- The Michaels Companies, Inc. (NASDAQ:MIK) today announced financial results for the second quarter ended July 30, 2016.

“We are pleased that our team delivered second quarter results within our expectations, despite a retail environment which continues to be choppy. As anticipated, the quarter was uniquely challenged by the impact of investments we are making to support our Vision 2020 strategy, including the integration of Lamrite West and initiatives to reduce long-term product acquisition costs, as well as the unfavorable timing of distribution expenses,” said Chuck Rubin, Chairman and Chief Executive Officer. “As we move into the second half of the year and into fiscal 2017, we expect to see the benefits of our strategic investments on sales and profitability.”

Second Quarter Highlights

  Net sales increased 7.7%, or 8.1% on a constant currency basis, to $1,060.4 million, from $984.3 million in the second quarter of fiscal 2015.  The increase was primarily a result of the acquisition of Lamrite West in February 2016 and sales from 17 additional stores (net of closures) during the quarter.  Comparable store sales increased 0.7%, or 1.0% on a constant currency basis, driven by an increase in customer transactions.

  Gross profit increased 4.7% to $390.7 million, from $373.3 million in the second quarter of fiscal 2015.  As a percentage of net sales, gross profit was 36.8% compared to 37.9% in the second quarter of fiscal 2015. The decrease, as a percentage of net sales, was due to the acquisition of Lamrite West, including the impact of Lamrite West’s wholesale business, which has a lower gross margin rate than the Michaels business; the timing of distribution expenses; a higher mix of sales from merchandise sold on promotion; and the timing of profit recognition for the product Michaels buys through Lamrite West.  The decrease was partially offset by improved sourcing and pricing efficiencies and $1.4 million of net non-recurring, inventory-related purchase accounting adjustments related to the acquisition of Lamrite West.

  Selling, general and administrative expense, including store pre-opening costs, (“SG&A”) increased 9.7% to $303.6 million, from $276.7 million in the second quarter of fiscal 2015. As a percent of net sales, SG&A was 28.6%, compared to 28.1% in the second quarter of fiscal 2015. The increase in SG&A was primarily due to $17.4 million associated with the acquisition of Lamrite West, including: $1.9 million of integration expenses; expenses associated with operating 17 additional stores (net of closures); an unplanned credit card assessment of $2.9 million; and higher professional fees.  The increase was partially offset by lower in-store signage expense.

  Operating income was $87.1 million, compared to $96.6 million in the second quarter of fiscal 2015.  As a percent of net sales, operating income was 8.2% compared to 9.8% in the second quarter of fiscal 2015.

  Interest expense decreased $2.4 million to $32.0 million, from $34.3 million in the second quarter of fiscal 2015 due to a voluntary principal payment of $150.0 million on the Restated Term Loan Credit Facility in the fourth quarter of fiscal 2015 and interest savings from the refinancing of the Restated Revolving Credit Facility.  The Company recorded a loss on the early extinguishment of debt of $0.4 million during the second quarter of fiscal 2016 related to the refinancing of the Restated Revolving Credit Facility in May 2016. The Company recorded a loss on the early extinguishment of debt of $6.1 million during the second quarter of fiscal 2015 related to the redemption of the PIK Notes in May 2015.

  The effective tax rate was 35.5% for the second quarter of fiscal 2016, compared to 36.6% for the second quarter of fiscal 2015.

  Net income was $35.6 million, compared to $35.7 million in the second quarter of fiscal 2015. Diluted earnings per common share was $0.17, compared to $0.17 in the second quarter of fiscal 2015.

  During the second quarter of fiscal 2016, the Company opened five new Michaels stores and two new Pat Catan’s stores and closed three Aaron Brothers stores, compared with nine new Michaels store openings in the second quarter of 2015. At the end of the second quarter, the Company operated 1,209 Michaels stores, 112 Aaron Brothers stores, and 35 Pat Catan’s stores.

  The Company ended the second quarter of fiscal 2016 with $114.8 million in cash, $2.8 billion in debt and $597.1 million in availability under its asset-based revolving credit facility.

  Inventory at the end of the second quarter increased $71.7 million, or 6.7%, to $1,145.4 million, compared to $1,073.7 million in the second quarter of fiscal 2015.  The increase in inventory was due to $96.2 million in additional inventory from the acquisition of Lamrite West.  Average Michaels inventory on a per store basis, inclusive of distribution centers, in transit and inventory for the Company’s e-commerce site, decreased 3.9% to $846,000, compared to $880,000 at the end of the second quarter of fiscal 2015.  This decrease in inventory per store was primarily a result of higher inventory in fiscal 2015 resulting from the early receipt of seasonal merchandise in an effort to mitigate the impact of West Coast port issues in early 2015.

  During the quarter, the Company purchased 2.4 million shares, or $67.6 million, under its share repurchase authorization. The total remaining authorization for future repurchases is approximately $73.1 million.  The share repurchase program does not have an expiration date, and the timing and number of repurchase transactions under the program will depend on market conditions, corporate considerations, debt agreements, and regulatory requirements.

Third Quarter and Fiscal Year 2016 Outlook:

Commenting on expectations for the rest of fiscal 2016, Mr. Rubin said, "Although sales growth in the first half of fiscal 2016 was more challenging than we anticipated, we believe that we continue to gain market share. We are excited about our plans to engage customers and drive traffic into our stores in the second half. However, we believe it is prudent to be conservative with our comparable store sales expectations for the rest of fiscal 2016 to reflect a continuation of the current retail environment. Our team continues to manage the business well against this backdrop, and we remain confident that the investments we are making, including our sourcing initiatives and our tax planning efforts related to the acquisition of Lamrite West, will help drive double-digit earnings growth for the year.”

For fiscal 2016, the Company expects:

  Comparable store sales to increase 1.0% to 1.5%;
  Total net sales growth, including revenues from Lamrite West, of 6.8% to 7.8%;
  Approximately 1.3% sales growth from 23 net new store openings, including 3 new Pat Catan’s stores;
  Lamrite West to generate $225 million to $250 million in revenues;
  Adjusted operating income to be in the range of $750 million to $770 million, excluding approximately $14 million to $15 million of integration costs and net non-recurring, inventory-related purchase accounting entries;
  Annual interest expense to be approximately $129 million;
  The effective tax rate to be approximately 35.4%;
  Adjusted diluted earnings per common share to be between $1.92 and $1.98, based on diluted weighted average common shares of approximately 207 million; and
  Capital expenditures of between $125 million and $135 million.

For the third quarter of fiscal 2016, the Company expects:

  Comparable store sales growth of 0.5% to 1.5%;
  Approximately 13 net new store openings;
  Adjusted operating income of $160 million to $165 million;
  Interest expense to be approximately $32 million;
  The effective tax rate to be approximately 31.4%; and
  Adjusted diluted earnings per common share of $0.42 to $0.44, based on diluted weighted average common shares of 206 million.

The outlook for fiscal 2016 includes approximately $0.01 of favorable earnings per share impact related to 2.4 million shares repurchased in the second quarter of fiscal 2016.

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today, August 25, 2016, at 8:00 am Central Time.  Analysts and investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10091269. Callers who pre-register will be given a conference call passcode and a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.  Investors without internet access or who are unable to pre-register can join the call by dialing (866) 777-2509 or (412)-317-5413.

The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call.  Additionally, a telephone replay will be available until September 8, 2016, by dialing (877) 344-7529 or (412) 317-0088, access code 10091269.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA, operating income excluding integration benefits and costs and non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West (“Adjusted operating income”), net income excluding integration benefits and costs and non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West (“Adjusted net income”), and earnings per share excluding integration benefits and costs and non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West (“Adjusted earnings per share”).  The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2016 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal 2015 results.

In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty, risks associated with our substantial outstanding indebtedness of $2.8 billion, changes in customer demand, risks relating to our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information, increased competition including internet-based competition from other retailers, risks relating to our reliance on foreign suppliers, risks relating to how well we manage our business, risks related to our ability to open new stores and increase comparable store sales growth, damage to the reputation of the Michaels brand or our private and exclusive brands, risks associated with executing or integrating an acquisition, a business combination or major business initiative, and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator.  As of July 30, 2016, the Company owned and operated 1,356 stores in 49 states and Canada under the brands Michaels, Aaron Brothers, and Pat Catan’s.  The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry.  The Michaels Companies, Inc. produces a number of exclusive private brands including Recollections®, Studio Decor™, Bead Landing®, Creatology®, Ashland®, Celebrate It®, Art Minds®, Artist’s Loft®, Craft Smart®, Loops & Threads®, Make Market®, Foamies®, LockerLookz®, and Sticky Sticks®. Learn more about Michaels at www.michaels.com.

Investor Contact:
Kiley F. Rawlins, CFA
972.409.7404
Kiley.Rawlins@michaels.com

ICR, Inc.
Farah Soi/Anne Rakunas
203.682.8200
Farah.Soi@icrinc.com/Anne.Rakunas@icrinc.com

or

Financial Media Contact:
ICR, Inc.
Michael Fox/ Jessica Liddell
203.682.8200/ 203.682.8208
Michaels@icrinc.com

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 30,	August 1,	July 30,	August 1,
(in thousands, except per share data)	2016	2015	2016	2015
Net sales	$1,060,353	$984,270	$2,219,233	$2,061,870
Cost of sales and occupancy expense	669,656	610,949	1,363,785	1,246,752
Gross profit	390,697	373,321	855,448	815,118
Selling, general and administrative	302,712	275,699	620,512	571,270
Store pre-opening costs	908	1,040	2,534	3,284
Operating income	87,077	96,582	232,402	240,564
Interest expense	31,954	34,311	64,173	72,127
Losses on early extinguishments of debt and refinancing costs	405	6,072	405	6,072
Other (income) expense, net	(515)	(136)	(69)	59
Income before income taxes	55,233	56,335	167,893	162,306
Provision for income taxes	19,616	20,624	61,511	59,857
Net income	$35,617	$35,711	$106,382	$102,449

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	(4,759)	(7,223)	9,450	(2,907)
Comprehensive income	$30,858	$28,488	$115,832	$99,542

Earnings per common share:
Basic	$0.17	$0.17	$0.51	$0.49
Diluted	$0.17	$0.17	$0.51	$0.49
Weighted-average common shares outstanding:
Basic	205,881	206,941	206,437	206,283
Diluted	207,547	209,423	208,269	209,240

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:

	13 Weeks Ended		26 Weeks Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	63.2	62.1	61.5	60.5
Gross profit	36.8	37.9	38.5	39.5
Selling, general and administrative	28.5	28.0	28.0	27.7
Store pre-opening costs	0.1	0.1	0.1	0.2
Operating income	8.2	9.8	10.5	11.7
Interest expense	3.0	3.5	2.9	3.5
Losses on early extinguishments of debt and refinancing costs	—	0.6	—	0.3
Other (income) expense, net	—	—	—	—
Income before income taxes	5.2	5.7	7.6	7.9
Provision for income taxes	1.8	2.1	2.8	2.9
Net income	3.4%	3.6%	4.8%	5.0%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	July 30,	January 30,	August 1,
(in thousands, except per share data)	2016	2016	2015*
ASSETS
Current Assets:
Cash and equivalents	$114,849	$409,391	$70,368
Merchandise inventories	1,145,422	1,002,607	1,073,722
Prepaid expenses and other	77,472	77,000	75,027
Accounts receivable, net	26,920	9,484	8,217
Income tax receivables	42,676	1,231	53,499
Total current assets	1,407,339	1,499,713	1,280,833
Property and equipment, at cost	1,724,291	1,661,234	1,632,755
Less accumulated depreciation and amortization	(1,325,603)	(1,282,727)	(1,238,069)
Property and equipment, net	398,688	378,507	394,686
Goodwill	119,074	94,290	94,290
Other intangible assets, net	23,703	471	505
Deferred income taxes	39,780	40,399	42,496
Other assets	12,387	9,897	6,059
Total assets	$2,000,971	$2,023,277	$1,818,869

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$462,099	$457,704	$418,745
Accrued liabilities and other	347,349	377,606	349,777
Current portion of long-term debt	66,900	24,900	48,900
Income taxes payable	—	44,640	873
Total current liabilities	876,348	904,850	818,295
Long-term debt	2,735,187	2,744,942	2,902,099
Other liabilities	97,232	97,580	91,032
Total liabilities	3,708,767	3,747,372	3,811,426

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 205,824 shares issued and outstanding at July 30, 2016; 208,996 shares issued and outstanding at January 30, 2016; and 208,011 shares issued and outstanding at August 1, 2015	13,770	13,979	13,952
Additional paid-in-capital	493,096	592,420	577,104
Accumulated deficit	(2,202,056)	(2,308,438)	(2,568,901)
Accumulated other comprehensive loss	(12,606)	(22,056)	(14,712)
Total stockholders’ deficit	(1,707,796)	(1,724,095)	(1,992,557)
Total liabilities and stockholders’ deficit	$2,000,971	$2,023,277	$1,818,869

*Certain reclassifications of the amounts for fiscal 2015 have been made to conform to the presentation for fiscal 2016.

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
	July 30,	August 1,
(in thousands)	2016	2015*
Cash flows from operating activities:
Net income	$106,382	$102,449
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	58,468	55,949
Share-based compensation	6,590	6,225
Debt issuance costs amortization	3,760	4,366
Accretion of long-term debt, net	(124)	(66)
Deferred income taxes	619	6,514
Losses on early extinguishments of debt and refinancing costs	405	6,072
Losses on disposition of property and equipment	35	—
Excess tax benefits from share-based compensation	(7,271)	(12,952)
Changes in assets and liabilities, excluding acquired net assets:
Merchandise inventories	(58,612)	(115,198)
Prepaid expenses and other	639	(2,875)
Accounts receivable	4,858	4,534
Other assets	(445)	(86)
Accounts payable	(20,171)	(19,546)
Accrued interest	(5,045)	89
Accrued liabilities and other	(35,091)	(53,634)
Income taxes	(78,816)	(62,845)
Other liabilities	(605)	(2,067)
Net cash used in operating activities	(24,424)	(83,071)

Cash flows from investing activities:
Additions to property and equipment	(38,395)	(63,241)
Acquisition of Lamrite West, net of cash acquired	(151,100)	—
Net cash used in investing activities	(189,495)	(63,241)

Cash flows from financing activities:
Payment of PIK notes	—	(184,467)
Payments on restated term loan credit facility	(12,450)	(12,450)
Borrowings on asset-based revolving credit facility	42,000	24,000
Payment of debt issuance costs	(3,048)	—
Payment of dividends	(415)	(443)
Proceeds from stock options exercised	15,058	19,586
Excess tax benefits from share-based compensation	7,271	12,952
Common stock repurchased	(129,039)	(19,822)
Other financing activities	—	(971)
Net cash used in financing activities	(80,623)	(161,615)

Net change in cash and equivalents	(294,542)	(307,927)
Cash and equivalents at beginning of period	409,391	378,295
Cash and equivalents at end of period	$114,849	$70,368

*Certain reclassifications of the amounts for fiscal 2015 have been made to conform to the presentation for fiscal 2016.

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:

	13 Weeks Ended		26 Weeks Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
Michaels stores:
Open at beginning of period	1,204	1,177	1,196	1,168
New stores	5	9	16	19
Relocated stores opened	4	3	10	13
Closed stores	—	—	(3)	(1)
Relocated stores closed	(4)	(3)	(10)	(13)
Michaels stores open at end of period	1,209	1,186	1,209	1,186

Aaron Brothers stores:
Open at beginning of period	115	118	117	120
Closed stores	(3)	—	(5)	(2)
Aaron Brothers stores open at end of period	112	118	112	118

Pat Catan's stores:
Open at beginning of period	33	—	—	—
Acquired stores	—	—	32	—
New stores	2	—	3	—
Pat Catan's stores open at end of period	35	—	35	—

Total store count at end of period	1,356	1,304	1,356	1,304

Other Operating Data:
Average inventory per Michaels store (in thousands)[1]	$846	$880	$846	$880
Comparable store sales	0.7%	1.6%	0.8%	0.9%
Comparable store sales, at constant currency	1.0%	2.9%	1.2%	2.1%

[1] The calculation of average inventory per Michaels store excludes our Aaron Brothers and Pat Catan's stores.

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA (Excluding losses on early extinguishments of debt and refinancing costs)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 30,	August 1	July 30,	August 1
(in thousands)	2016	2015	2016	2015
Net cash used in operating activities	$(561)	$(11,194)	$(24,424)	$(83,071)
Depreciation and amortization	(28,998)	(28,004)	(58,468)	(55,949)
Share-based compensation	(3,461)	(3,505)	(6,590)	(6,225)
Debt issuance costs amortization	(1,786)	(2,089)	(3,760)	(4,366)
Accretion of long-term debt, net	62	33	124	66
Deferred income taxes	(4,610)	(1,410)	(619)	(6,514)
Losses on early extinguishments of debt and refinancing costs	(405)	(6,072)	(405)	(6,072)
Losses on disposition of property and equipment	(3)	—	(35)	—
Excess tax benefits from share-based compensation	2,672	2,753	7,271	12,952
Changes in assets and liabilities	72,707	85,199	193,288	251,628
Net income	35,617	35,711	106,382	102,449
Interest expense	31,954	34,311	64,173	72,127
Losses on early extinguishments of debt and refinancing costs	405	6,072	405	6,072
Provision for income taxes	19,616	20,624	61,511	59,857
Depreciation and amortization	28,998	28,004	58,468	55,949
Interest income	(173)	(57)	(453)	(180)
EBITDA (Excluding losses on early extinguishments of debt and refinancing costs)	116,417	124,665	290,486	296,274
Adjustments:
Share-based compensation	3,461	3,505	6,590	6,225
Severance costs	174	302	920	1,162
Store pre-opening costs	939	1,047	2,568	3,310
Store remodel costs	71	1,167	(10)	1,827
Foreign currency transaction (gains) losses	(388)	14	548	(23)
Store closing costs	1,054	332	2,152	(361)
Lamrite integration costs	1,874	—	6,019	—
Other (a)	748	1,449	1,526	2,476
Adjusted EBITDA	$124,350	$132,481	$310,799	$310,890

(a) Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign on bonuses, and certain legal expenses.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 30,	August 1,	July 30,	August 1,
(In thousands, except per share)	2016	2015	2016	2015
Operating income	$87,077	$96,582	$232,402	$240,564
Add: Non-recurring, inventory-related purchase	(1,363)	—	2,214	—
accounting adjustments (a)
Add: Non-recurring integration expenses (b)	1,874	—	6,019	—
Adjusted operating income	$87,588	$96,582	$240,635	$240,564

Net income	$35,617	$35,711	$106,382	$102,449
Add: Non-recurring, inventory-related purchase	(1,363)	—	2,214	—
accounting adjustments (a)
Add: Non-recurring integration expenses (b)	1,874	—	6,019	—
Less tax adjustment for above add-backs (c)	(206)	—	(3,200)	—
Adjusted net income	$35,922	$35,711	$111,415	$102,449

Earnings per common share, diluted	$0.17	$0.17	$0.51	$0.49
Adjusted earnings per common share, diluted	$0.17	$0.17	$0.53	$0.49

(a) Excludes non-recurring, inventory-related purchase accounting adjustments related to the acquisition of Lamrite West.
(b) Excludes non-recurring integration expenses related to the acquisition of Lamrite West.
(c) Adjusts for the tax impact of integration costs and purchase accounting adjustments related to the acquisition of Lamrite West.